                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )

     Filed by the Registrant   |X|

     Filed by a Party other than the Registrant   |_|

Check the appropriate box:

     |_| Preliminary Proxy Statement

     |_| Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))

     |X| Definitive Proxy Statement

     |_| Definitive Additional Materials

     |_| Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Enterasys Networks, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (check the appropriate box):

     |X| No fee required.

     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     |_| Fee paid previously with preliminary materials.

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     |_| Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

                                                [LOGO] ENTERASYS NETWORKS

                                          35 Industrial Way
                                          Rochester, New Hampshire 03867
                                          September 11, 2001

Dear Stockholder:

  You are cordially invited to attend our 2001 Annual Meeting of Stockholders to be held on Tuesday, October 9, 2001 at the Sheraton Harborside Portsmouth Hotel & Conference Center, 250 Market Street, Portsmouth, New Hampshire 03801 (see directions on last page).

  On March 28, 2001, Cabletron Systems, Inc. ("Cabletron") announced its intentions to continue the transformation of its business by establishing its subsidiaries, Riverstone Networks, Inc. ("Riverstone"), Enterasys Networks, Inc. ("Enterasys") and Aprisma Management Technologies, Inc. ("Aprisma") as independent public companies. On August 6, 2001, Cabletron distributed its shares of Riverstone common stock to its stockholders. Also on August 6, 2001, Cabletron established Enterasys as an independent public company by merging Enterasys into Cabletron and changing Cabletron's name to Enterasys in the merger. In connection with this merger, three of the former Cabletron directors resigned their positions as directors to allow for the appointment of Enterasys directors in their place, and the three remaining Cabletron directors agreed to continue to serve as directors of Enterasys. Subsequent to the merger, the size of the board was expanded to seven. At this meeting, you are being asked to elect three Class III directors.

  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE DIRECTOR NOMINEES.

  You should read with care the proxy statement that describes the director nominees and presents other important information. Please complete, sign and return your proxy promptly in the enclosed envelope. (We are also offering our stockholders the opportunity to vote electronically via the Internet or by telephone, detailed instructions for which are enclosed.)

  Included in this package is Cabletron's annual report for the fiscal year ended March 3, 2001, along with an amendment to that annual report. As noted above, Cabletron merged with Enterasys and the surviving corporation is now known as Enterasys. However, because the annual report provides information as of and prior to March 3, 2001, the information contained in the annual report does not reflect the effects of the distribution of Riverstone and the merger of Enterasys with Cabletron. We have therefore provided some additional, more recent information, such as the information regarding our current executive officers and key employees, in this proxy statement. We have also included in this package a copy of the current report on Form 8-K which was filed following the Riverstone spin-off, containing pro forma consolidated financial statements adjusted for the disposition of Riverstone.

  Our entire team is very excited about the launch of an independent Enterasys. We have put together a short presentation to introduce you to Enterasys and its business, which we will present to stockholders at the Annual Meeting. We hope that you will join us on October 9, 2001.

                                          Sincerely,

                                          /s/ Enrique Fiallo
                                          Enrique Fiallo
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                           [LOGO] ENTERASYS NETWORKS

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 9, 2001

  Notice is hereby given that the Annual Meeting of Stockholders of Enterasys Networks, Inc. (the "Company") will be held at the Sheraton Harborside Portsmouth Hotel & Conference Center, 250 Market Street, Portsmouth, New Hampshire 03801, on Tuesday, October 9, 2001 at 10:00 a.m., Eastern Time, for the following purposes:

    1. To elect three Class III directors to serve until the 2004 Annual Meeting of Stockholders.

    2. To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

  Only stockholders of record at the close of business on September 10, 2001 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any and all adjourned sessions thereof.

                                          By order of the Board of Directors,
                                          GERALD M. HAINES II, Secretary

Rochester, New Hampshire
September 11, 2001

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE VOTE EITHER ELECTRONICALLY, BY TELEPHONE OR BY SIGNING AND RETURNING THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                           ENTERASYS NETWORKS, INC.
                               35 Industrial Way
                        Rochester, New Hampshire 03867

                                PROXY STATEMENT
                  For the 2001 Annual Meeting of Stockholders
                         to be held on October 9, 2001

                                ANNUAL MEETING

  The enclosed form of proxy is solicited on behalf of the Board of Directors of Enterasys Networks, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the Sheraton Harborside Portsmouth Hotel & Conference Center, 250 Market Street, Portsmouth, New Hampshire 03801, on Tuesday, October 9, 2001, at 10:00 a.m., Eastern Time, and at any and all adjourned sessions thereof.

  The proxies named in the form of proxy have been designated by the Board of Directors of the Company. Giving the proxy will not affect your right to revoke the proxy prior to voting or your right to vote in person should you decide to attend the Meeting. Shares represented by the enclosed form of proxy, when properly executed and presented, will be voted as directed therein.

  This Proxy Statement, the enclosed form of proxy and the Company's Annual Report to Stockholders, including financial statements for the fiscal year ended March 3, 2001, were mailed together to the Company's stockholders on or about September 11, 2001.

Matters to be Considered at the Annual Meeting

  The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders.

Proxy Solicitation

  The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) may communicate directly or by mail, telephone, or other communication methods with stockholders to solicit proxies. The Company will also reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

Outstanding Shares and Voting Power

  The holders of record of shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), Series D Participating Convertible Preferred Stock, par value $1.00 per share ("Series D Preferred Stock"), and Series E Participating Convertible Preferred Stock, par value $1.00 per share ("Series E Preferred Stock"), at the close of business on September 10, 2001 are entitled to receive notice of and to vote at the Meeting. As of that date the Company had issued and outstanding 194,006,106 shares of Common Stock, 65,000 shares of Series D Preferred Stock and 25,000 shares of Series E Preferred Stock. The Company's Common Stock, Series D Preferred Stock and Series E Preferred are referred to in this proxy statement as "Capital Stock."

  All shares of the Company's Capital Stock vote together as a single class on all matters, except that the Series D Preferred Stock and Series E Preferred Stock each vote as a separate class on any amendment to the Company's Certificate of Incorporation which affects that class adversely. On each matter to come before the meeting, each share of Common Stock is entitled to one vote, each share of Series D Preferred Stock is entitled to 26.02 votes, and each share of Series E Preferred Stock is entitled to 34.69 votes.

  Consistent with state law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum. Abstentions and "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) are counted as present for the purpose of determining the presence of a quorum for the transaction of business. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the Meeting.

  The nominees for election as directors at the Meeting will be elected if they receive a plurality of votes properly cast. The election inspectors will count the total number of votes cast "for" each nominee for the purpose of determining whether sufficient affirmative votes have been cast. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on the election of the Directors.

  If the meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous meeting.

Voting Electronically Via the Internet or by Telephone

  Stockholders whose shares are registered directly with EquiServe may vote either via the Internet or by calling EquiServe. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

  If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your Annual Report and Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP's program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided. Stockholders who elected to receive the Annual Report and Proxy Statement over the Internet will receive an e-mail by September 11, 2001 with information on how to access stockholder information and instructions for voting.

Voting and Revocation of Proxies

  You may revoke your proxy at any time before it is exercised by (i) returning to the Company another properly signed proxy representing such shares and bearing a later date, (ii) delivering a written revocation to the Secretary of the Company, or (iii) attending the Meeting or any adjourned session thereof and voting in person the shares covered by the proxy. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting as directed therein. If a proxy is properly executed and received by the Secretary of the Company, but no instructions are indicated, then the proxy will be voted to approve and adopt the above matters and in the manner as the person named on the enclosed proxy card in his or her discretion determines upon such other business as may properly come before the Meeting or any adjournment or postponement of the Meeting.

                             ELECTION OF DIRECTORS

  As part of the transformation of the business of Cabletron Systems, Inc. ("Cabletron"), Enterasys Networks, Inc., ("Enterasys"), then a subsidiary of Cabletron, was merged into Cabletron to establish Enterasys as an independent public company. In this merger, Cabletron's name was changed to "Enterasys Networks, Inc." In connection with this merger, the following changes to the Company's board of directors occurred:

  . Piyush Patel, Michael D. Myerow and C. Lee Cox resigned from the Company's board of directors;

  . Craig R. Benson, James A. Davidson and Paul R. Duncan agreed to continue to serve on the Company's board of directors;

  . Mr. Duncan resigned as a Class III director and was reappointed as a Class I director;

  . Edwin A. Huston, Enrique P. Fiallo and James E. Riddle were appointed by the board of directors in accordance with the by-laws as a Class I director, a Class II director and Chairman, and a Class III director and Vice Chairman, respectively, to fill the vacancies created by the resignations of Messrs. Patel, Myerow and Cox; and

  . Messrs. Huston and Duncan were appointed and reappointed, respectively, to the Audit and Compensation Committees.

  The Company's Restated Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Following the merger of Enterasys into Cabletron, the Board of Directors voted to fix the number of directors at seven. Unless otherwise instructed, the enclosed proxy will be voted to elect the persons named below as directors in the indicated class, who will serve terms as indicated below and until their successors are duly elected and qualified. If any of the nominees are unavailable as a candidate at the Meeting, votes pursuant to the proxy will be voted either for a substitute nominee designated by the Board of Directors or, in the absence of such designation, in such other manner as the directors may in their discretion determine. Alternatively, in such a situation, the Board of Directors may take action to fix the number of directors for the ensuing year at less than seven, depending on the number of nominees who are then able to serve. The Board of Directors does not anticipate that any nominee will become unavailable as a candidate. The nominees as director and the incumbent directors are as follows:

                        Nominees as Class III Director
                               Terms Expire 2004

Craig R. Benson, 46
Director since 1984
Member of the Audit Committee

  Mr. Benson was Director of Operations of Cabletron from November 1984 until April 1989, when he became Chairman, Chief Operating Officer and Treasurer. In September 1997, Mr. Benson resigned as Chief Operating Officer. In May 1998, Mr. Benson was appointed President, Chief Executive Officer, Chairman, and Treasurer of Cabletron. On June 3, 1999, Mr. Benson resigned as President, Chief Executive Officer, Chairman, and Treasurer.

James E. Riddle, 59
Director since August 2001

  Mr. Riddle has served as a director and Vice Chairman of the Company since August 2001, and Executive Vice President of Worldwide Marketing for the Company since June 2001. From October 2000 to August 2001, he served as a general partner of Riddle Holdings LLC, an investment and consulting firm focused on new and emerging companies. From March 1997 to June 2000, he served as President, Chief Operating Officer and a director of Norrell Services, Inc., an outsourcing, information technology services and staffing services company. From January 1993 to February 1997, he worked for Ryder System, Inc., serving as an Executive Vice President and President of Ryder International. Prior to 1993, he worked for Xerox Corporation in a variety of executive roles. Mr. Riddle also serves as a director of AirNet Systems, Inc. and Danka Business Systems plc.

Christine A. Varney, 45

  Ms. Varney is an attorney at the Washington, D.C. office of Hogan & Hartson LLP, where she heads the firm's Internet Practice Group. Prior to rejoining Hogan & Hartson, Ms. Varney served as a Federal Trade Commissioner from 1994 to 1997, where she focused on a variety of Internet issues. From 1992 to 1994, Ms. Varney served as an Assistant to the President and Secretary to the Cabinet where she coordinated communications between the President and his cabinet members. Ms. Varney also serves as a director of Ryder System, Inc.

                               Class I Directors
                               Terms Expire 2002

Paul R. Duncan, 60
Director since 1989
Member of the Incentive Compensation Committee and Audit Committee

  Mr. Duncan was an Executive Vice President of Reebok International Ltd., a manufacturer of athletic footwear and apparel, from 1990 until his retirement in 2001, except for the period of May 1, 1999 through January 30, 2000 when Mr. Duncan temporarily retired. Mr. Duncan also served as Chief Operating Officer of Reebok from June 1995 to October 1995, Chief Financial Officer from May 1985 to June 1995 and has been a Director of Reebok since February 1989.

Edwin A. Huston, 63
Director since August 2001
Member of the Incentive Compensation Committee and Audit Committee

  Mr. Huston was Vice Chairman of Ryder Systems, Inc., an international logistics and transportation solutions company, from May 1999 to June 2001, when he retired. Mr. Huston also served Ryder as Executive Vice President, Finance from 1979 to 1986, Senior Executive Vice President, Finance from 1986 to 1999 and Chief Financial Officer from 1979 to 1999. From 1987 to 1993, he served as Chairman of the Federal Reserve Bank in Atlanta. Mr. Huston also serves as a director of Unisys Corporation and Answerthink, Inc.

                              Class II Directors
                               Terms Expire 2003

Enrique P. (Henry) Fiallo, 48
Director since August 2001

  Mr. Fiallo has served as President, Chairman and Chief Executive Officer of the Company since August 2001, and as President of Enterasys, when it was a subsidiary of Cabletron, from February 2000 to August 2001. From November 1998 to February 2000, he was Executive Vice President and Chief Information Officer of Cabletron. Prior to joining Cabletron, he served as Senior Vice President and Chief Information Officer at Entergy Services, Inc. Prior to joining Entergy, he was Vice President of Logistics Information Systems at Ryder Systems, Inc., in Miami, Florida, where he held a variety of senior management positions in information technology, management information systems and telecommunications during a 10-year tenure.

James A. Davidson, 41
Director since 2000

  Mr. Davidson is one of the founders of Silver Lake Partners, an investment firm with $2.3 billion of committed capital. Silver Lake primarily makes larger scale investments in technology and related growth companies. Prior to founding Silver Lake in 1999, he was a Managing Director at Hambrecht & Quist where he was Head of Technology Investment Banking and before that, Head of the firm's mergers and acquisitions business. He was also a member of Hambrecht & Quist's commitment committee. From 1984 to 1990, Mr. Davidson was a corporate and securities lawyer for Pillsbury, Madison & Sutro.

Securities Ownership of Certain Beneficial Owners and Management

  The following table sets forth the number of shares of the Company's voting stock beneficially owned (as determined under the rules of the SEC), directly or indirectly, as of August 31, 2001, by (i) each current director of the Company and each nominee director, (ii) each executive officer of the Company named in the Summary Compensation Table, (iii) all directors, director nominees and executive officers of the Company as a group, and (iv) each person who is known to the Company to beneficially own more than five percent (5%) of the outstanding shares of any class of the Company's voting stock, as well as the percentage of the outstanding voting stock represented by each such amount. The total number of shares of the Company's common stock outstanding on August 31, 2001 was 193,965,724. Consistent with the rules of the Securities and Exchange Commission, the table below lists the ownership of the executive officers of the Company named in the Summary Compensation Table, although Messrs. Jaeger, Kirkpatrick, Humphreys, Patel and Pereira are no longer serving as executive officers of the Company. The information regarding beneficial ownership of directors, director nominees and executive officers as a group represents beneficial ownership of our current directors, director nominees and executive officers.

  The address of FMR Corp. is 82 Devonshire St., Boston, MA 02109. The address of Legg Mason, Inc. is 100 Light St., Baltimore, MD 21202. The address of Massachusetts Financial Services Company is 500 Boylston St., Boston, MA 02116. The address of Oppenheimer Funds, Inc. is Two World Trade Center, 34th Floor, New York, NY 10048. The address of Mr. Pereira is c/o Riverstone Networks, Inc., 5200 Great America Parkway, Santa Clara, CA 95054 USA. The address of Mr. Humphreys is 1010 Bentwater Drive, Montgomery, TX 77356. The address of Messrs. Kirkpatrick and Skubisz is c/o Aprisma Management Technologies, 121 Technology Drive, Durham, NH 03824. The address of each of Messrs. Benson, Davidson, Duncan, Fiallo, Jaeger and Patel is c/o Enterasys Networks, Inc., 35 Industrial Way, Rochester, New Hampshire 03867.

                             BENEFICIAL OWNERSHIP

                                                             Stock     Percent
                                                          Beneficially   of
     Name                                                    Owned      Class
     ----                                                 ------------ -------
     5% Stockholders
     FMR Corp. (1).......................................  10,889,984    5.6
     Legg Mason, Inc. (2)................................   9,671,215    5.0
     Massachusetts Financial Services Company (3)........  15,185,028    7.8
     OppenheimerFunds, Inc. (4)..........................  11,993,100    6.2

     Officers and Directors
     Craig R. Benson (5).................................  15,342,397    7.9
     James A. Davidson (6)...............................   9,503,744    4.7
     Paul R. Duncan (7)..................................     138,766      *
     Enrique P. Fiallo (8)...............................     858,979      *
     Edwin A. Huston.....................................          --     --
     Eric Jaeger (9).....................................     757,702      *
     David J. Kirkpatrick (10)...........................     802,097      *
     Piyush Patel (11)...................................   3,164,918    1.6
     James E. Riddle.....................................          --     --
     Michael A. Skubisz (12).............................      65,588      *
     Earle S. Humphreys (13).............................      18,548      *
     Romulus Pereira.....................................          --     --
     Christine A. Varney.................................          --     --
     All directors and executive officers as a group (10
      persons)...........................................  26,019,506   13.3

---------------------
 *  Less than 1%
 (1) Information with respect to FMR Corp. is based on a Schedule 13G filed on February 13, 2001. Of the total shares reported as beneficially owned, Fidelity Management & Research Company is reported as the beneficial owner of 10,739,810 shares and Fidelity Management Trust Company is reported as the beneficial owner of 150,174 shares. Also included as reporting persons are Edward C. Johnson 3d, Chairman of FMR Corp. and Abigail P. Johnson, Director of FMR Corp.

 (2) Information with respect to Legg Mason, Inc. is based on a Schedule 13G filed on March 14, 2001. Of the total shares reported as beneficially owned, Legg Mason Wood Walker, Inc. is reported as the beneficial owner of 95,295 shares, LMM, LLC is reported as the beneficial owner of 2,900,000 shares, Legg Mason Funds Management, Inc. is reported as the beneficial owner of 5,600,000 shares, Brandywine Asset Management, Inc. is reported as the beneficial owner of 518,480 shares, Bingham Legg Advisers LLC is reported as the beneficial owner of 1,000 shares, Legg Mason Capital Management, Inc. is reported as the beneficial owner of 554,650 shares, and Legg Mason Trust, fsb is reported as the beneficial owner of 1,560 shares.
 (3) Information with respect to Massachusetts Financial Services Company is based on a Schedule 13G filed on February 9, 2001.
 (4) Information with respect to OppenheimerFunds, Inc. is based on a Schedule 13G filed on February 13, 2001.
 (5) Includes 175,000 shares held in trust for the benefit of Mr. Benson's children.
 (6) Mr. Davidson is a managing member of Silver Lake Technology Associates, L.L.C., which is the sole general partner of Silver Lake Partners, L.P. and Silver Lake Investors, L.P. Consequently, pursuant to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the "Act"), Mr. Davidson may be deemed to be the "beneficial owner" of the equity securities of the Company held by such limited partnerships. As of August 31, 2001, (i) Silver Lake Partners, L.P. held 56,474.4035 shares of Series D Convertible Preferred Stock, which were convertible into 1,469,517 shares of Common Stock; 21,720.9244 shares of Series E Convertible Preferred Stock, which were convertible into 753,598 shares of Common Stock; Warrants to purchase 6,429,394 shares of Common Stock; Class A Parent Warrants to purchase 217,209 shares of Common Stock; and Class B Parent Warrants to purchase 173,768 shares of Common Stock, of the Company and (ii) Silver Lake Investors, L.P. held 1,624.7631 shares of Series D Convertible Preferred Stock, which were convertible into 42,278 shares of Common Stock; 624.9089 shares of Series E Convertible Preferred Stock, which were convertible into 21,681 shares of Common Stock; Warrants to purchase 184,973 shares of Common Stock; Class A Parent Warrants to purchase 6,249 shares of Common Stock; and Class B Parent Warrants to purchase 4,999 shares of Common Stock, of the Company. Mr. Davidson is also a managing member of Silver Lake Technology Management, L.L.C., which is the sole manager of Silver Lake Technology Investors, L.L.C. Pursuant to Rule 16a-1(a)(2) under the Act, Mr. Davidson may therefore also be deemed to be the "beneficial owner" of the following equity securities of the Company held by the latter limited liability company as of August 31, 2001: 1,249.4444 shares of Series D Convertible Preferred Stock, which were convertible into 32,512 shares of Common Stock; 480.5556 shares of Series E Convertible Preferred Stock, which were convertible into 16,673 shares of Common Stock; Warrants to purchase 142,244 shares of Common Stock; Class A Parent Warrants to purchase 4,806 shares of Common Stock; and Class B Parent Warrants to purchase 3,844 shares of Common Stock, of the Company. As permitted by Rule 16a-1(a)(4) under the Act, Mr. Davidson disclaims that he is the beneficial owner of the foregoing securities and this filing shall not be deemed an admission that he is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any equity securities covered by this Statement.
 (7) Includes 135,432 shares of Common Stock subject to options outstanding and exercisable within 60 days after August 31, 2001.
 (8) Includes 858,979 shares of Common Stock subject to options outstanding and exercisable within 60 days after August 31, 2001. A portion of these options are held by Morgan Stanley Dean Witter, and Morgan Stanley Dean Witter has discretionary trading authority over these options within preset limits set by Mr. Fiallo.
 (9) Includes 757,702 shares of Common Stock subject to options outstanding and exercisable within 60 days after August 31, 2001. A portion of these options are held by Morgan Stanley Dean Witter, and Morgan Stanley Dean Witter has discretionary trading authority over these options within preset limits set by Mr. Jaeger.
(10) Includes 796,616 shares of Common Stock subject to options outstanding and exercisable within 60 days after August 31, 2001. A portion of these options are held by Morgan Stanley Dean Witter, and Morgan Stanley Dean Witter has discretionary trading authority over these options within preset limits set by Mr. Kirkpatrick.

(11) Includes a total of 5,708 shares held in two trusts for the benefit of the children of Mr. Patel. Includes 2,326,575 shares of Common Stock subject to options outstanding and exercisable within 60 days after August 31, 2001. A portion of the shares owned by Mr. Patel are held by Morgan Stanley Dean Witter, and Morgan Stanley Dean Witter has discretionary trading authority over these shares within preset limits set by Mr. Patel.
(12) Includes 64,843 shares of Common Stock subject to options outstanding and exercisable within 60 days after August 31, 2001. A portion of these options are held by Morgan Stanley Dean Witter, and Morgan Stanley Dean Witter has discretionary trading authority over these options within preset limits set by Mr. Skubisz. In addition to the shares set forth above which are included in the beneficial ownership of Mr. Skubisz, upon the distribution of the shares of Aprisma to the Company's shareholders, options to purchase shares of the Company's common stock held by Mr. Skubisz will accelerate and become exercisable to the extent these options would have become exercisable prior to March 1, 2002 assuming a quarterly vesting schedule for those options which would otherwise initially vest after March 1, 2002.
(13) Includes 18,548 shares of Common Stock subject to options outstanding and exercisable within 60 days after August 31, 2001.

Information with Respect to the Board of Directors and Committee Organization

  During the Company's fiscal year ended March 3, 2001, the Board of Directors of the Company held a total of 14 meetings and acted by unanimous written consent on four other occasions. The Company has a standing Audit Committee and a standing Incentive Compensation Committee. Also, in connection with the distribution of Riverstone and the merger of Enterasys into Cabletron, the Company formed an Aprisma Management Committee. No director attended fewer than 75% of the Board of Directors meetings or meetings of committees of the board on which he served.

  The Audit Committee, which held six meetings during fiscal 2001, reviews with management and the Company's independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent public accountants regarding the financial condition of the Company and its accounting controls and procedures, and such other matters as the Audit Committee deems appropriate. In addition, the Audit Committee reviews with management such matters relating to compliance with corporate policies as the Audit Committee deems appropriate. The Board of Directors has adopted a written charter for the audit committee, which is attached to this Proxy Statement as Appendix A. Messrs. Huston, Duncan and Benson, none of whom is an executive officer or employee of the Company, currently serve on the Audit Committee. Messrs. Huston and Duncan are independent as defined in the listing standards of the New York Stock Exchange. Mr. Benson is not independent as defined in the listing standards of the New York Stock Exchange because he served as an executive officer of the Company during 1999. The Board of Directors appointed Mr. Benson to serve on the audit committee in reliance on the New York Stock Exchange's Rule 303 after determining in its business judgment that membership by Mr. Benson on the audit committee is required by the best interests of the Company and its stockholders and that Mr. Benson had no current relationship with the Company that may interfere with his independence.

  The Incentive Compensation Committee of the Board of Directors held three committee meetings during fiscal 2001. In general, the function of the Incentive Compensation Committee is to review the operation of the Company's 1998 Equity Incentive Plan and related programs of the Company. Messrs. Duncan and Huston, neither of whom is an executive officer or employee of the Company, currently serve on the Incentive Compensation Committee.

  The Aprisma Management Committee of the Board of Directors was formed on August 1, 2001. The function of the Aprisma Management Committee is to act on behalf of the Company in its capacity as shareholder of Aprisma on all matters upon which a vote of the Company as a shareholder of Aprisma is required or requested, except that the full Board of Directors must approve any disposition of the shares of Aprisma. Mr. Benson serves as the sole member of the Aprisma Management Committee. The appointment of any new or replacement member of the Aprisma Management Committee, or any change to the powers of the Aprisma Management Committee, requires the vote of 80% of the full board of directors, or a majority vote if that majority includes the director serving on the Aprisma Management Committee.

 Director Compensation

  For their services to the Company, non-employee directors other than Messrs. Benson and Davidson receive an annual retainer of $20,000, plus $1,500 for each Board meeting attended in person, $1,000 for each committee meeting attended in person, $500 for each board meeting attended via telephone and $500 for each committee meeting attended via telephone. Directors who are employed by the Company, as well as Messrs. Benson and Davidson, do not receive compensation for attendance at Board or committee meetings. Directors are reimbursed for expenses attendant to Board membership.

  Pursuant to the Company's Directors' Option Plan, Mr. Duncan was initially granted an option to purchase 100,000 shares of common stock upon the consummation of Cabletron's initial public offering in 1989. During fiscal years 1989-1998, each non-employee director was automatically granted an option to purchase 25,000 additional shares of Common Stock on the day after the date of each annual meeting of stockholders of the Company pursuant to the terms of the Company's Directors' Option Plan. As of March 1, 1999, the Company's 1989 Directors' Option Plan was terminated. Non-employee directors other than Messrs. Benson and Davidson now participate in the Company's 1998 Equity Incentive Plan. During the Board's meetings on April 5, 2000 and on December 1, 2000, the Board voted unanimously to grant to Mr. Duncan options to purchase a total of 50,000 additional shares of Common Stock at the then fair market value of the Company's common stock and pursuant to the terms of the Company's 1998 Equity Incentive Plan. On May 15, 2000, Mr. Duncan was granted options to purchase 7,500 shares in each of Cabletron's four operating subsidiaries, Aprisma Management Technologies, Inc. ("Aprisma"), Enterasys Networks, Inc. ("Enterasys"), GlobalNetwork Technology Services, Inc. ("GNTS") and Riverstone Networks, Inc. ("Riverstone"). These options were fully vested in November 2000, but not exercisable until the earliest to occur of (a) a distribution of the stock of the applicable subsidiary by Enterasys, (b) a change in control of the applicable subsidiary or (c) April 1, 2004.

  The distribution of Riverstone and the merger of Enterasys into Cabletron had several effects on these and other options held by Mr. Duncan. Effective August 5, 2001, the board of directors accelerated the vesting of Mr. Duncan's Cabletron options and resolved that they remain exercisable until the earlier of August 5, 2003 or their original expiration date. Upon the distribution of Riverstone, Mr. Duncan received an option to purchase 0.5131 shares of Riverstone common stock for each share of Cabletron common stock subject to his Cabletron options. This Riverstone option is fully vested and will remain exercisable until the earlier of August 5, 2003 or the original expiration date of the Cabletron option to which the Riverstone option relates. Upon the merger of Enterasys into Cabletron, as a replacement for his original, pre-merger option to purchase shares of Enterasys common stock, Mr. Duncan received a vested, exercisable option to purchase 1.39105 shares of Enterasys common stock for each share of Enterasys common stock covered by his original, pre-merger option.

  On August 21, 2001, the board of directors granted an option to Mr. Huston to purchase 25,000 shares of the Company's common stock at a purchase price of $9.11 per share. The option will vest in three equal annual installments commencing on August, 6, 2002, the first anniversary of the date of Mr. Huston's appointment to the Company's board of directors.

 Compensation Committee Interlocks and Insider Participation

  No member of our current compensation committee has ever served as one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

 Nomination of Directors

  Mr. Davidson joined the Company's board of directors in September 2000 in connection with an investment by a group of investors in the Company's securities and securities issued by its operating subsidiaries. This transaction is described more fully later in this proxy statement in "Certain Transactions--Strategic Investors." The agreement entered into by the Company and the Strategic Investors obligated the Company to appoint a representative of the Strategic Investors to its board of directors upon the closing of the transaction. Mr. Davidson currently serves as this representative. Additionally, for so long as the Strategic Investors continue to own at least 35% of the Series A and Series B convertible preferred stock issued to them in the transaction, the Company is obligated to use its reasonable best efforts to nominate a representative of the strategic investors for election to the board of directors upon the expiration of Mr. Davidson's term and to solicit proxies for the election of this nominee as a director.

Officers

  The following table sets forth information regarding our executive officers and several other key senior management employees as of August 31, 2001. Many of these individuals served Enterasys in similar capacities when it was a subsidiary of the Company. Tenure at "Enterasys" refers to both service to Enterasys prior to the merger of Enterasys into the Company and service to the Company following this merger.

Name                     Age                          Position
----                     ---                          --------
Enrique P. Fiallo.......  48 Chairman, Chief Executive Officer and President
Thomas D. Bunce.........  57 Executive Vice President of Engineering
                             Executive Vice President, Chief Financial Officer and
Robert J. Gagalis.......  46 Treasurer
Gerald M. Haines II.....  38 Executive Vice President of Strategic Affairs and Chief
                             Legal Officer
Beth C. Richardson......  44 Executive Vice President of Human Resources
James E. Riddle.........  59 Vice Chairman, Executive Vice President of Worldwide
                             Marketing and Director
John J. Roese...........  31 Chief Technology Officer
Jerry A. Shanahan.......  36 Chief Operating Officer
Michael A. Skubisz......  34 President of Aprisma

  Enrique P. (Henry) Fiallo has served as Chairman and Chief Executive Officer of Enterasys since August 2001 and as President since February 2000. From November 1998 to February 2000, he was Executive Vice President and Chief Information Officer of Cabletron. Prior to joining Cabletron, he served as Senior Vice President and Chief Information Officer at Entergy Services, Inc. Prior to joining Entergy, he was Vice President of Logistics Information Systems at Ryder Systems, Inc., in Miami, Florida, where he held a variety of senior management positions in information technology, management information systems and telecommunications during a 10-year tenure.

  Thomas D. Bunce has served as Executive Vice President of Engineering of Enterasys since March 2000. From September 1998 to March 2000, he served as Executive Vice President of Engineering for Cabletron, and from 1997 to September 1998, as Vice President of Engineering for Cabletron. From 1994 to 1997, he was responsible for Cabletron's corporate quality assurance program.

  Robert J. Gagalis has served as Executive Vice President, Chief Financial Officer and Treasurer of Enterasys since July 2001. From March 2001 to July 2001, he was Vice President and Chief Financial Officer of The General Chemical Group Inc., a producer of soda ash and calcium chloride. From May 1998 to March 2001, he was Vice President--Finance and Treasurer of Fischer Scientific International Inc., a laboratory supplies and equipment company. From 1997 to May 1998, he was Vice President, Chief Financial Officer and Treasurer of Wheelabrator Technologies Inc., a subsidiary of Waste Management, Inc.

  Gerald M. Haines II has served as Executive Vice President of Strategic Affairs and Chief Legal Officer of Enterasys since May 2001. From September 2000 to May 2001, he served as Senior Vice President and General Counsel of Cabletron. Prior to joining Cabletron, from 1995 to 2000, he served as General Counsel and Secretary of Applied Extrusion Technologies, Inc., a specialty plastics company, and as a Vice President of Applied Extrusion Technologies from 1998 to 2000. From 1990 to 1995, he practiced corporate law at Choate, Hall & Stewart, a Boston, Massachusetts law firm.

  Beth C. Richardson has served as Executive Vice President of Human Resources of Enterasys since March 2000. From January 1997 to March 2000, she served as Director of Human Resources for

Fairchild Semiconductor International, Inc. From December 1995 to January 1997, she served as Director of Human Resources for National Semiconductor Corporation.

  James E. Riddle has served as a director and Vice Chairman of the Company since August 2001, and Executive Vice President of Worldwide Marketing of Enterasys since June 2001. From October 2000 to August 2001, he served as a general partner of Riddle Holdings LLC, an investment and consulting firm focused on new and emerging companies. From March 1997 to June 2000, he served as President, Chief Operating Officer and a director of Norrell Services, Inc., an outsourcing, information technology services and staffing services company. From January 1993 to February 1997, he worked for Ryder System, Inc., serving as an Executive Vice President and President of Ryder International. Prior to 1993, he worked for Xerox Corporation in a variety of executive roles. Mr. Riddle also serves as a director of AirNet Systems, Inc. and Danka Business Systems plc.

  John J. Roese has served as Chief Technology Officer of Enterasys since March 2000. Prior to his current role at Enterasys, he served Cabletron since 1991 in various roles including Senior Director of Engineering, Deputy Chief Technology Officer and Director of Systems Engineering.

  Jerry A. Shanahan has served as Chief Operating Officer of Enterasys since March 2001. From September 2000 to March 2001, he served as Executive Vice President of Operations and Quality of Enterasys. From February 2000 to September 2000, he served as Vice President of International Operations for Cabletron. From 1994 to February 2000 he served as General Manager of Ireland Operations for Cabletron.

  Michael A. Skubisz has served as President of Aprisma since July 1999. From September 1998 to July 1999, he served as Chief Technology Officer of Cabletron. From 1993 to 1998, he served as Cabletron's Vice President of Product Marketing and Product Management. Prior to 1993, he has held various positions at Cabletron, including Regional Manager of Field Engineering in the New York City office where he began his career with Cabletron in 1988.

                          SUMMARY COMPENSATION TABLE

  The following table contains information regarding the compensation received for the fiscal years ended March 3, 2001, February 29, 2000 and February 28, 1999 by the Company's Chief Executive Officer, the Company's other four most highly compensated executive officers who were serving as executive officers on March 3, 2001, Mr. Humphreys, former President of GlobalNetwork Technology Services, Inc., and Mr. Pereira, President and Chief Executive Officer of Riverstone Networks, Inc. During the fiscal years ended February 28, 1999 and February 29, 2000, the Company paid all compensation to these officers. During the fiscal year ended March 3, 2001, the Company and Aprisma, GNTS and Riverstone, respectively, each paid a portion of the compensation to Mr. Skubisz, Mr. Humphreys and Mr. Pereira. Since March 3, 2001, Messrs. Patel, Jaeger and Kirkpatrick have resigned their positions as Executive Officers of the Company and Mr. Fiallo has been appointed as Chairman, President and Chief Executive Officer of the Company.

                                                       Long-term
                                                      Compensation
                                                      ------------
                                Annual Compensation    Securities
   Name and Principal         -----------------------  Underlying       All Other
        Position         Year Salary ($)(1) Bonus ($) Options (2)  Compensation ($)(3)
   ------------------    ---- ------------- --------- ------------ -------------------
Piyush Patel............ 2001    600,000     625,000   4,611,000           1,120
  Chairman, President
   and                   2000    252,879     490,000     300,000             870
  Chief Executive
   Officer               1999    184,608          --     120,000             120
Enrique P. Fiallo....... 2001    313,943     138,375   1,500,000          43,313
  President of Enterasys 2000    250,000     123,500      75,000          51,875
                         1999     76,923     109,615      50,000          15,231
Eric Jaeger............. 2001    244,231     166,000   1,587,000          37,883
  Executive Vice
   President             2000    204,904      67,500      70,000           1,845
                         1999     65,384          --      30,000             120
David J. Kirkpatrick.... 2001    299,000     192,125   1,587,000          36,706
  Chief Financial
   Officer and           2000    289,000     126,150      30,000             870
  Chief Operating
   Officer               1999    271,212      95,625      35,000             120
Michael A. Skubisz...... 2001    230,000      22,500     800,000          53,890
  President of Aprisma   2000    230,000      58,000          --           2,024
                         1999    210,768      12,500      55,000             120
Earle S. Humphreys...... 2001    247,037      46,875     811,000         613,877
  Former President of
   GNTS                  2000    240,865     151,245      15,000          16,671
                         1999    138,462     177,750     100,100          39,868
Romulus S. Pereira...... 2001    254,809     112,875   1,500,000              --
  Chief Executive
   Officer and           2000    221,538      68,250          --             333
  President of
   Riverstone            1999    177,683          --     120,000              --

--------
(1) Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred by certain executive officers at their election pursuant to the Cabletron Systems, Inc. 401(k) Plan.
(2) For fiscal years prior to 2001, these amounts include options to purchase Cabletron's common stock. For fiscal 2001, these amounts include (a) for Mr. Patel, options to purchase 800,000 shares of the common stock of Aprisma, 1,500,000 shares of the common stock of Enterasys, 811,000 shares of the common stock of GNTS and 1,500,000 shares of the common stock of Riverstone; (b) for Mr. Fiallo, only options to purchase shares of Enterasys; (c) for Mr. Jaeger, options to purchase 50,000 shares of the common stock of Cabletron, and options to purchase 266,667 shares of the common stock of Aprisma, 500,000 shares of the common stock of Enterasys, 270,333 shares of the common stock of GNTS and 500,000 shares of the common stock of Riverstone; (d) for Mr. Kirkpatrick, options to purchase 50,000 shares of the common stock of Cabletron, and options to purchase 266,667 shares of the common stock of Aprisma, 500,000 shares of the common stock of Enterasys, 270,333 shares of the common stock of GNTS and 500,000 shares of the common stock of Riverstone; (e) for Mr. Skubisz, only options to purchase shares of Aprisma; (f) for Mr. Humphreys, only options to purchase shares of GNTS; and (g) for Mr. Pereira, only options to purchase shares of the common stock of Riverstone.

(3) These amounts consist of employer-paid portions of insurance premiums and matching 401(k) contributions for all listed executive officers. For several executive officers, these amounts contain imputed interest related to promissory notes given to the Company by the officer which do not bear interest. In 2001, imputed interest totaled $10,943 for Mr. Fiallo, $5,513 for Mr. Jaeger, $4,336 for Mr. Kirkpatrick and $2,770 for Mr. Skubisz. In 2000, imputed interest totaled $2,961 for Mr. Fiallo, $1,225 for Mr. Jaeger, $1,154 for Mr. Skubisz and $2,961 for Mr. Humphreys. In addition, pursuant to the terms of these notes, the Company forgave a portion of the principal balance to some of the executive officers. In fiscal 2001, these forgiveness amounts totaled $31,250 for Mr. Fiallo, $31,250 for Mr. Jaeger, $31,250 for Mr. Kirkpatrick and $50,000 for Mr. Skubisz. The Company forgave the balance of Mr. Humphreys' note for $125,000 upon the change of his employment status, and will forgive the balance of Mr. Humphreys' note for $200,000 if Mr. Humphreys complies with the terms of the agreement he entered into with the Company in connection with that change of status. These amounts also include: (a) $48,044 of relocation expenses for Mr. Fiallo in fiscal 2000; (b) $37,757 for relocation expenses and $250,000 related to the Company's agreement with Mr. Humphreys in fiscal 2001 (in addition to the notes forgiven as described above), $14,455 for relocation expenses for Mr. Humphreys in 2000 and $39,748 for relocation expenses for Mr. Humphreys in 1999.

                                 OPTION TABLES

Option Grants in the Last Fiscal Year

  The following table sets forth grants of stock options during the year ended March 3, 2001 to those executive officers listed in the summary compensation table. The table reflects grants of options to purchase common stock of Cabletron and common stock of each of Aprisma, Enterasys, GNTS and Riverstone. The potential realizable value of each option is calculated based upon the terms of the option at its date of grant. It is calculated assuming that the fair market value of the underlying common stock on the date of grant, which is generally the exercise price for the option, appreciates at the indicated annual rates compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. We have not accounted for any decline in the value of the Company's common stock caused by the Company's distribution of its shares of Riverstone to its stockholders or any potential decline caused by a distribution of the Company's shares of Aprisma to its stockholders.

  The percentage of total options to purchase Cabletron's common stock granted to employees of Cabletron in the last fiscal year is based on options to purchase an aggregate of 986,099 shares of common stock granted to employees of Cabletron and its subsidiaries during that fiscal year. The percentage of total options to purchase shares of Aprisma granted to employees of Aprisma and its affiliates in the last fiscal year is based on options to purchase an aggregate of 9,162,104 shares of Aprisma common stock granted to employees of Aprisma and its affiliates during that fiscal year. The percentage of total options to purchase shares of Enterasys granted to employees of Enterasys and its affiliates in the last fiscal year is based on options to purchase an aggregate of 31,254,950 shares of Enterasys common stock granted to employees of Enterasys and its affiliates during that fiscal year. The percentage of total options to purchase shares of GNTS granted to employees of GNTS and its affiliates in the last fiscal year is based on options to purchase an aggregate of 12,782,849 shares of GNTS common stock granted to employees of GNTS and its affiliates during that fiscal year. The percentage of total options to purchase shares of Riverstone granted to employees of Riverstone and its affiliates in the last fiscal year is based on options to purchase an aggregate of 36,893,330 shares of Riverstone common stock granted to employees of Riverstone and its affiliates and consultants during that fiscal year. All options were granted at the fair market value on the date of grant as determined by the respective board of directors of Cabletron or its operating subsidiaries.

  The options to purchase common stock of Cabletron granted to Messrs. Jaeger and Kirkpatrick vest as to 25% of the shares on December 1, 2001, then pro-rata on a quarterly basis thereafter for the ensuing three years. Except as specifically described below, all options in the following table to purchase shares of Aprisma, Enterasys, GNTS or Riverstone provisionally vest as to 25% of the shares on April 1, 2001, then pro-rata on a monthly basis thereafter for the ensuing three years. The options actually vest and become exercisable upon the earliest to occur of (a) a distribution of the stock of the applicable subsidiary by Cabletron, (b) a change in control of the applicable subsidiary or (c) April 1, 2004. At the time of actual vesting, the options become vested to the extent they are provisionally vested and vest along the provisional vesting schedule following the original date of actual vesting. Vesting also accelerates by ten months in the event of a change in control. The option to purchase shares of GNTS granted to Mr. Humphreys expired by its terms upon the conclusion of Mr. Humphreys' employment.

  The options to purchase shares of Aprisma, Enterasys, GNTS and Riverstone granted to Messrs. Patel, Jaeger and Kirkpatrick were fully vested in November 2000. The terms of the options to purchase shares of Aprisma, Enterasys and Riverstone common stock were affected by the distribution of Riverstone common stock and the merger of Enterasys into Cabletron as described more fully in the section entitled, "Effects of Riverstone Spin and Enterasys Merger." The remainder of this paragraph describes the terms of these options as they existed on March 3, 2001 and the terms of the options to purchase shares of GNTS as they currently exist. The options are not exercisable until the earlier to occur of (a) a distribution of the stock of the applicable subsidiary by Cabletron, (b) a change in control of the applicable subsidiary or (c) April 1, 2004. In some circumstances involving a substitution of Cabletron options for any of these options, these options will become immediately exercisable. Upon exercise, Messrs. Patel, Jaeger and Kirkpatrick are generally restricted from transferring the shares purchased upon exercise of these options, except for the benefit of some family members. The restrictions on the transfer of the underlying shares lapse as to 25% of the shares on April 1, 2001 and, for the remaining shares, ratably on a monthly basis over the ensuing three years. If Messrs. Patel, Jaeger or Kirkpatrick, as applicable, ceases to be employed by Cabletron, Aprisma, Enterasys, GNTS or Riverstone, the options would remain exercisable but any restriction not then lapsed would remain until April 1, 2005. These options also provide that the restrictions on transfer of the underlying shares of an operating subsidiary will lapse on an accelerated basis for an additional 6.25% of the shares upon a distribution by Cabletron of the common stock of that operating subsidiary. They also provide for an accelerated lapse of restrictions on transfer of the underlying shares of an operating subsidiary upon a sale of the operating subsidiary.

                                                                                          Potential
                                                                                     Realizable Value at
                                                                                       Assumed Annual
                                     Number of                                         Rates of Stock
                                      Shares         % of                            Price Appreciation
                                    Underlying   Total Options  Per Share            For Option Term ($)
                                      Options     Granted in      Price   Expiration -------------------
Name                      Company   Granted (#) Fiscal Year (%)  ($/sh)      Date       5%        10%
----                     ---------- ----------- --------------- --------- ---------- --------- ---------
Piyush Patel............  Aprisma      800,000       8.73          3.50     5/15/10  1,760,905 4,462,479
                         Enterasys   1,500,000       4.80          3.50     5/15/10  3,301,697 8,367,148
                            GNTS       811,000       6.34          3.50     5/15/10  1,785,117 4,523,838
                         Riverstone  1,500,000       4.07          3.50     5/15/10  3,301,697 8,367,148
Enrique P. Fiallo....... Enterasys   1,500,000       4.80          3.50      6/7/10  3,301,697 8,367,148
Eric Jaeger............. Cabletron      50,000       5.07         16.00    11/30/10    503,116 1,274,994
                          Aprisma      266,667       2.91          3.50     5/15/10    586,969 1,487,495
                         Enterasys     500,000       1.60          3.50     5/15/10  1,100,566 2,789,049
                            GNTS       270,333       2.11          3.50     5/15/10    595,038 1,507,944
                         Riverstone    500,000       1.36          3.50     5/15/10  1,100,566 2,789,049
David J. Kirkpatrick.... Cabletron      50,000       5.07         16.00    11/30/10    503,116 1,274,994
                          Aprisma      266,667       2.91          3.50     5/15/10    586,969 1,487,495
                         Enterasys     500,000       1.60          3.50     5/15/10  1,100,566 2,789,049
                            GNTS       270,333       2.11          3.50     5/15/10    595,038 1,507,944
                         Riverstone    500,000       1.36          3.50     5/15/10  1,100,566 2,789,049
Michael A. Skubisz......  Aprisma      800,000       8.73          3.50      6/7/10  1,760,905 4,462,479
Earle S. Humphreys......    GNTS       811,000       6.34          3.50      6/7/10  1,785,117 4,523,838
Romulus Pereira......... Riverstone  1,500,000       4.07          3.50      6/7/10  3,301,697 8,367,148

Option Exercises and Fiscal Year-end Values

  The table below sets forth information for those executive officers listed in the summary compensation table with respect to options exercised during the fiscal year ended March 3, 2001 and options held as of March 3, 2001. A portion of the options listed below were held by Morgan Stanley Dean Witter, over which Morgan Stanley Dean Witter has discretionary trading authority within preset limits set by each individual. The value of in-the-money options for Cabletron represents the positive spread between the exercise price of the stock options and the closing price of Cabletron's common stock as of March 3, 2001, which was $13.00 per share. The value of in-the-money options for Riverstone represents the positive spread between the exercise price of the stock options and the closing price of Riverstone's common stock as of March 3, 2001, which was $10.50 per share. There was no public trading market for the common stock of Aprisma, Enterasys and GNTS as of March 3, 2001. Accordingly, the value of the in-the-money options to purchase common stock of Aprisma, Enterasys and GNTS represents the positive spread between the exercise price of the stock options and the fair market value of the common stock of Aprisma, Enterasys or GNTS, as appropriate, as determined by the board of directors of the applicable operating subsidiary as of such date. These values were $4.25 for Aprisma, $5.00 for Enterasys and $0.75 for GNTS.

                                                          Number of Shares of
                                                        Common Stock Underlying        Value of Unexercised
                                     Shares              Unexercised Options at        In-the-Money Options
                                    Acquired              Fiscal Year End (#)          Fiscal Year End ($)
                                       on     Value   ---------------------------- ----------------------------
Name                      Company   Exercise Realized Unexercisable(1) Exercisable Unexercisable(1) Exercisable
----                     ---------- -------- -------- ---------------- ----------- ---------------- -----------
Piyush Patel............ Cabletron       --       --       311,250       108,750         409,688      280,313
                          Aprisma        --       --       800,000            --         600,000           --
                         Enterasys       --       --     1,500,000            --       2,250,000           --
                            GNTS         --       --       811,000            --              --           --
                         Riverstone      --       --     1,500,000            --      10,500,000           --
Enrique P. Fiallo....... Cabletron    4,217   50,301        88,667        32,116         170,835       72,603
                         Enterasys       --       --     1,500,000            --       2,250,000           --
Eric Jaeger............. Cabletron    5,062   33,498       121,002        23,936         118,135       78,740
                          Aprisma        --       --       266,667            --         200,000           --
                         Enterasys       --       --       500,000            --         750,000           --
                            GNTS         --       --       270,333            --              --           --
                         Riverstone      --       --       500,000            --       3,500,000           --
David J. Kirkpatrick.... Cabletron   16,817  298,642       151,000        44,183         442,750      316,250
                          Aprisma        --       --       266,667            --         200,000           --
                         Enterasys       --       --       500,000            --         750,000           --
                            GNTS         --       --       270,333            --              --           --
                         Riverstone      --       --       500,000            --       3,500,000           --
Michael A. Skubisz...... Cabletron   11,838  191,700        54,900        54,262         290,175      353,700
                          Aprisma        --       --       800,000            --         600,000           --
Earle S. Humphreys...... Cabletron    3,452   46,886        11,000         7,681          63,250       26,916
Romulus S. Pereira...... Cabletron       --       --        71,250        48,750         409,688      280,313
                         Riverstone      --       --     1,500,000            --      10,500,000           --

-------------------
(1) As described above, as of March 3, 2001, the options to purchase shares of Aprisma, Enterasys, GNTS and Riverstone held by Messrs. Patel, Jaeger and Kirkpatrick were vested, but were not exercisable until the occurrence of specified events.

Effects of Riverstone Spin and Enterasys Merger

  On August 6, 2001, Cabletron distributed its shares of Riverstone common stock to its stockholders and established Enterasys as an independent public company by merging Enterasys into Cabletron and changing Cabletron's name to Enterasys. As described below, the Company had planned that these transactions would have certain specified effects on the Cabletron and subsidiary stock options held by the employees of the Company, including those held by those executives listed in the summary compensation table other than Mr. Humphreys.

 Cabletron Options

  In connection with these events, the Cabletron options held by all employees (other than the employees of Aprisma), including the executives (other than Mr. Skubisz) that would have vested after February 28, 2002 were cancelled; options that were to vest prior to that date (assuming a quarterly vesting schedule) were accelerated. The accelerated options expire on November 6, 2001.

 Subsidiary Options

  The options to purchase shares of Riverstone common stock held by Riverstone employees, including Mr. Periera, vested to the extent they had provisionally vested. The options to purchase shares of Riverstone common stock held by Messrs. Patel, Jaeger and Kirkpatrick became exercisable and the restrictions on transfer on these options, and on the options to purchase Aprisma common stock held by Messrs. Patel, Jaeger and Kirkpatrick, were removed by vote of the board of directors.

  Each employee who held options to purchase common stock of Cabletron, including the executive officers listed in the summary compensation table, received an option to purchase 0.5131 shares of Riverstone common stock for each share of Cabletron common stock subject to his or her Cabletron options (excluding the Cabletron options that were cancelled). The exercise price of the executive's existing Cabletron options were adjusted, and the exercise price of the Riverstone options established, such that

 . the difference between the aggregate exercise price and aggregate value of the underlying shares of common stock in the two options after the distribution was substantially the same as, but in no event exceeded, the difference between the aggregate exercise price and aggregate value of the underlying shares of Cabletron common stock in the Cabletron option before the distribution; and

  . if the value of the underlying shares of Cabletron common stock in the Cabletron option exceeded the exercise price of the Cabletron option prior to the distribution, the ratio of the exercise price for each Cabletron option and each Riverstone option to the market value for the underlying shares of common stock was as close as possible to, without being less than, the ratio that existed in the Cabletron option before the distribution without exceeding the aggregate difference described above; or

  . if the value of the underlying shares of Cabletron common stock in the Cabletron option did not exceed the exercise price of the Cabletron option prior to the distribution, the ratio of the exercise price for each Cabletron option and each Riverstone option to the market value for the underlying shares of common stock was the same as the ratio that existed in the Cabletron option before the distribution.

These Riverstone options were vested to the same extent as the underlying Cabletron options (i.e., fully vested) when issued and terminate three months after the distribution of Riverstone, although special rules may apply if Riverstone is sold or involved in a merger.

  Pursuant to the Enterasys stock option plan, in connection with the establishment of Enterasys as a public company, pre-existing Enterasys subsidiary stock options held by Cabletron and Enterasys employees, including Messrs. Fiallo, Kirkpatrick, Jaeger and Patel, were replaced with equivalent new Enterasys stock options. Each of these replacement options gives the holder the right to purchase 1.39105 shares of Enterasys common stock for each share of Enterasys common stock covered by his original, pre-merger option. The exercise prices of these replacement Enterasys options are equal to the exercise prices of the original Enterasys options, divided by 1.39105 to reflect the effect of the merger.

  Upon grant, Mr. Fiallo's replacement option was vested to the same extent Mr. Fiallo's original, pre-merger option was provisionally vested, measured as a percentage of the total number of shares subject to each grant. The remainder of the replacement option vests along the provisional vesting schedule of Mr. Fiallo's original, pre-merger grant, again measured as a percentage of the total number of shares subject to each grant. The replacement options to purchase shares of Enterasys granted to Messrs. Patel, Jaeger and Kirkpatrick are exercisable and the restrictions on transfer applicable to the original, pre-merger options do not apply to the replacement options.

Report of the Audit Committee

  The audit committee has reviewed the Company's audited consolidated financial statements and discussed such statements with management. The audit committee has discussed with KPMG LLP, the Company's independent auditors during the fiscal year ended March 3, 2001, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit and Finance Committees, as amended).

  The audit committee received from KPMG LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence. Based on the review and discussions noted above, the audit committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 3, 2001, and filed with the SEC.

                                          AUDIT COMMITTEE
                                          Craig R. Benson
                                          Edwin A. Huston
                                          Paul R. Duncan

Report of the Incentive Compensation Committee on Executive Compensation

  The Company's executive compensation program is administered by the Board of Directors. The Board's Incentive Compensation Committee, comprised of Messrs. Duncan and Huston, determines the recipients and terms of all grants of stock-based incentive awards under the Company's 1989 Equity Incentive Plan and the Company's 1998 Equity Incentive Plan. This report is submitted by the Incentive Compensation Committee of the Board of Directors and addresses the Company's compensation policies for fiscal 2001 as they affected the Company's executive officers.

 Executive Officer Compensation

  The Company's executive compensation program is designed to attract, retain and reward executives who are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing computer networking industry. The compensation program is based on the philosophy that cash compensation should vary with the performance of the Company and any long-term incentive should closely align the officers' interests with the interests of the Company's stockholders.

  Compensation for the executive officers consists of base salary, an incentive cash bonus segment and a stock-based incentive segment. In setting base salary levels, the Board of Directors reviews compensation for competitive positions in the industry and the historical compensation levels of the executives. Increases in annual salaries year-to-year are based upon corporate performance and merit ratings measured by actual individual performance (against targeted performance) and various subjective performance criteria. The Board does not formally weigh these factors.

  The Company pays quarterly incentive bonuses to its executive officers. These bonuses are based on objective and subjective performance goals individually tailored for each executive. Objective performance goals typically include specific targets for financial performance, such as revenue and expenses, and operating measurements, such as improvements in inventory management and logistics. An executive's bonus may also depend upon discretionary criteria, such as mix of products sold, end-of-quarter backlog, product returns and other factors related to the executive's operating unit. In determining bonus payments to Messrs. Jaeger and Kirkpatrick, the Company's performance in achieving company-wide goals and revenue and earnings targets is also considered. On an annualized basis, target incentive cash bonus awards for fiscal 2001 for the executive officers named in the Summary Compensation Table, other than Mr. Patel, were 50% of the executive's base salary. Incentive award payments for Mr. Patel are discussed below under the Chief Executive Officer Compensation section.

  The Company also seeks to provide long-term compensation through its stock-based incentive compensation program. Stock options are granted to aid in the retention of key employees, including eligible executive officers, and to align the interests of key employees with those of stockholders. Stock options are granted at an exercise price equal to the fair market value on the date of grant. Stock options are granted to key employees, including the executive officers, based on current performance, anticipated future contribution based on such performance, ability to contribute to the achievement of the Company's strategic goals and objectives, awards generally made to persons in comparable positions in the industry, and the individual's current level of Company stock holdings.

  Consistent with the parameters of the Company's stock-based incentive compensation program, Messrs. Fiallo, Humphreys, Jaeger, Kirkpatrick, Patel, Pereira and Skubisz were awarded significant stock-based incentives. Details on stock options granted to the named executive officers are provided in the table entitled Option Grants in the Last Fiscal Year."

  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million the tax deduction a public company may claim in any taxable year for compensation to the chief executive officer and the four other most highly compensated executive officers unless certain conditions related to such compensation are satisfied. The Incentive Compensation Committee has reviewed the regulations issued by the Internal Revenue Service and will continue to review the application of these rules to future compensation. However, the Incentive Compensation Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, while retaining the right to make subjective decisions and to award compensation that may or may not meet all of the Internal Revenue Service's requirements for deductibility.

 Chief Executive Officer Compensation

  In fiscal 2001, cash compensation for Mr. Patel consisted of a base salary of $600,000 and quarterly incentive cash bonuses that totaled $625,000, or approximately 104% of his base salary. On an annualized basis, Mr. Patel's target incentive cash bonus award was 100% of his base salary. Mr. Patel's quarterly bonuses are determined in the discretion of the Incentive Compensation Committee based upon the factors the Incentive Compensation Committee deems appropriate. These factors include corporate financial performance of the Company, overall performance of the Company as measured against various operating goals and the performance of the Company's stock price. During fiscal 2001, the Company's revenues in its core business segments grew significantly and the Company exceeded its operating goals. These achievements occurred during a period of heavy competition and an unfavorable business climate in the Company's industry. Additionally, Mr. Patel has established a strong record in technological advancement, innovation and realizing value from within the Company, including in particular with the Company's continued transformation of its business and the initial public offering of Riverstone.

  In setting Mr. Patel's overall salary, incentive award targets and stock compensation levels, the Incentive Compensation Committee considered current compensation levels for the Company's executive officers and Mr. Patel's level of responsibility.

                                          INCENTIVE COMPENSATION COMMITTEE
                                          Paul R. Duncan
                                          Edwin A. Huston

Employment Agreements

  The Company does not regularly enter into written employment agreements with its executive officers. In connection with the Company's acquisition of Yago Systems, Inc., in March 1998, the Company entered into employment agreements with Mr. Patel and Mr. Pereira. These agreements have expired by their terms and have not been extended.

Change-in-Control Severance Benefit Plan for Key Employees

 The Company's Plan

  The Company has adopted a Change-in-Control Severance Benefit Plan for Key Employees. This plan provides severance benefits for various key employees designated by the Board, including the executive officers named in the Summary Compensation Table, in the event of specified terminations of employment within 18 months following a change in control of the Company. Events that constitute a change in control under this plan are described below.

  If, during the 18-month period following a change in control, a participant's employment is terminated for reasons deemed to be without cause or by the participant for reasons deemed to be valid under the plan, the participant will receive severance pay from the Company in an amount equal to the sum of:

  . the participant's annual base salary at the rate in effect immediately prior to the date of termination or immediately prior to the change in control, whichever is higher, plus

  . an amount equal to the highest amount of bonus paid to the participant in cash (or, if not paid in cash, deferred) in any one of the three most recent annual bonus periods ended prior to the termination or the participant's target bonus for the year in which the change in control occurs, whichever is higher.

  In addition, the plan provides for a pro-rated bonus payment for the year in which the termination occurs and the immediate vesting of the Company stock options and other Company stock-based rights that would have become vested and exercisable within up to 18 months following the termination. Participants generally may continue to participate in all medical, dental and life insurance plans or programs maintained immediately prior to the change in control for up to one year following a covered termination of employment.

  The plan further provides for a gross-up payment which will apply if amounts paid to a participant would be effectively reduced by a federal excise tax on excess parachute payments. In that instance, a participant will be entitled to receive additional cash so that the participant will have received the amount that the participant would have received in the absence of any parachute tax after the participant has paid the parachute taxes.

  A change in control under the plan generally includes the following events:

  . a person or group becomes the beneficial owner of more than 30% of the Company's common stock or the voting power of the Company's securities;

  . directors at the time of adoption of the plan, or later approved by the Board, cease to be a majority of the Company's Board;

  . a merger, consolidation or other reorganization involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company, other than certain defined transactions; or

  . approval by the stockholders of a complete liquidation or dissolution of the Company.

 The Aprisma Plan

  Aprisma has also adopted a change-in-control plan, in which Mr. Skubisz participates. During fiscal 2001, Mr. Fiallo participated in a similar plan adopted by Enterasys when it was a subsidiary of Cabletron and Mr. Humphreys participated in a similar plan adopted by GNTS. The plan provides that if a participant's employment is terminated for reasons defined to be without cause or by the participant for reasons defined to be valid under the plan during the 18-month period following the date Aprisma undergoes a change in control, the participant will receive severance pay from Asprima in an amount equal to the sum of:

  . the annual base salary of the participant at the rate in effect immediately before the date of termination or immediately before the change in control, whichever is higher; plus

  . an amount equal to the highest aggregate amount of bonus paid to the participant in cash (or, if not paid in cash, deferred) in any one of the three most recent fiscal years ended before the termination or the participant's target incentive bonus for the fiscal year in which the change in control occurs, whichever is higher; plus

  . a pro-rated portion of the target incentive bonus of the participant for the fiscal year in which the termination occurs, adjusted for periods for which the participant has already been paid amounts under the incentive bonus arrangement.

  The plan provides that if a participant is eligible to receive cash severance benefits under both the Aprisma change-in-control plan and any of the Company's change-in-control plans or programs, the participant shall only receive cash severance benefits under the Asprima change-in-control plan.

  The plan also provides that, if during the 18-month period following the date Asprima undergoes a change in control, a participant's employment is terminated for reasons defined to be without cause or by the participant for reasons defined to be valid under the plan, the vesting of the participant's Asprima options will be adjusted so that the portion of the options that would have become vested and exercisable during the seven months following the participant's termination of employment will become immediately vested and exercisable for a period of 90 days. This accelerated vesting is separate from the ten-month acceleration provided for under the subsidiary equity incentive plans.

  Under this change-in-control plan, for one year following a covered termination of employment, a participant will be entitled to continue to participate in medical, dental and life insurance plans or programs. The plan further provides for a gross-up payment which will apply if amounts paid to a participant would be effectively reduced by a federal excise tax on excess parachute payments. In that instance, a participant will be entitled to receive additional cash so that the participant will have received the amount that the participant would have received in the absence of any parachute tax after the participant has paid the parachute taxes.

  Under this change-in-control plan, Asprima will be considered to have undergone a change in control if any of the following should occur:

  . a person or group becomes the beneficial owner of thirty percent (30%) or more of the voting power of Asprima's securities or thirty percent (30%) or more of Aprisma's common stock;

  . continuing directors cease to be a majority of Asprima's board of directors;

  . a consolidation, merger or other reorganization or sale or other disposition of all or substantially all of Asprima's assets occurs, other than certain defined transactions; or

  .  Asprima's stockholders approve its complete liquidation or dissolution.

Agreement with Mr. Humphreys

  In connection with the change in Mr. Humphreys' employment status as of July 14, 2001, the Company entered into an agreement with Mr. Humphreys. Under the agreement, Mr. Humphreys is entitled to receive $4,807.70 per week through February 2, 2002 and to participate in the Company's medical and dental plans under the federal "COBRA" law. Subject to Mr. Humphreys' compliance with the terms and conditions of the agreement, a $200,000 promissory note delivered to the Company by Mr. Humphreys on January 24, 2000 will be forgiven by the Company on February 2, 2002. In addition, options granted by the Company to Mr. Humphreys for the purchase 11,000 shares of common stock of the Company vested on July 13, 2001 and were thereafter exercisable in accordance with their terms. The Company also forgave the balance of Mr. Humphreys' note for $125,000, according to the terms of the note.

                             INDEPENDENT AUDITORS

  The firm of KPMG LLP, independent auditors, has been selected as auditors for the Company for the fiscal year ending March 2, 2002. A representative of KPMG LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

Audit Fees

  KPMG LLP billed the Company an aggregate of $2 million for professional services rendered in connection with the audit of the Company's annual financial statements and reviews of the Company's quarterly financial statements for the fiscal year ended March 3, 2001.

Financial Information Systems Design and Implementation Fees

  KPMG LLP did not perform any professional services in connection with our financial information systems design or implementation, the operation of our information system or the management of our local area network.

All Other Fees

  KPMG LLP billed us an aggregate of $5.6 million in service fees for other services, such as audits of subsidiary financial statements and subsidiary filings with the Securities and Exchange Commission, rendered to the Company and its affiliates for the fiscal year ended March 3, 2001.

  The audit committee of the Board of Directors has determined that the provision of services unrelated to the audit of the Company's annual financial statements by KPMG LLP is compatible with maintaining KPMG LLP's independence.

                       Comparison of Stockholder Return

  The graph below compares cumulative total stockholder returns for the Company for the preceding five fiscal years with the Standard & Poor's ("S&P") 500 Index and the S&P Communications Equipment/Manufacturer Index. The graph assumes the investment of $100 at the commencement of the measurement period with dividends reinvested.


                                    [CHART]

              COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN, FROM
                  FEBRUARY 28, 1996 THROUGH FEBRUARY 28, 2001


                            Cumulative Total Return

                                       2/96   2/97   2/98   2/99   2/00   2/01
                                      ------ ------ ------ ------ ------ ------
Enterasys Networks, Inc. ............ 100.00  80.20  41.26  21.63 130.45  35.81
S&P 500.............................. 100.00 126.16 170.32 203.94 227.86 209.18
S&P Communications Equipment Index... 100.00 110.88 161.34 242.01 499.03 154.26

  Each of the Report of the Incentive Compensation Committee on Executive Compensation, the report of the Audit Committee and the Performance Graph set forth above shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             CERTAIN TRANSACTIONS

Strategic Investors

  In connection with an investment on August 29, 2000 totaling $87.8 million, by an investor group led by Silver Lake Partners, L.P. ("Silver Lake") (collectively, the "Strategic Investors") in Cabletron and its four separate operating subsidiaries, Cabletron and the operating subsidiaries issued a number of securities to the Strategic Investors, as described below. James A. Davidson, a director of the Company, is a Managing Member of Silver Lake.

 Securities in Cabletron

  On August 29, 2000, Cabletron issued to the strategic investors (i) 65,000 shares of its Series A Preferred Stock at an initial conversion rate of $40.00 per share and 25,000 shares of its Series B Preferred Stock at an initial conversion rate of $30.00 per share, both of which are participating redeemable convertible preferred stock, and (ii) Class A Warrants to purchase up to 250,000 shares of Cabletron common stock for an initial exercise price of $45.00 per share and Class B Warrants to purchase up to 200,000 shares of Cabletron common stock for an initial exercise price of $35.00 per share.

 Securities in the Operating Subsidiaries

  The Strategic Investors have agreed to purchase from the operating subsidiaries:

  . up to 0.75% of the fully diluted outstanding common stock of Enterasys for approximately $6.2 million;

  . up to 0.75% of the fully diluted outstanding common stock of Riverstone for approximately $7.8 million;

  . up to 0.75% of the fully diluted outstanding common stock of Aprisma for approximately $3.4 million; and

  . up to 0.75% of the fully diluted outstanding common stock of GNTS for approximately $2.6 million.

  Each operating subsidiary has also granted to the strategic investors rights to purchase shares of its common stock in the following amounts:

  . up to 4.25% (inclusive of the 0.75% discussed above) of the fully diluted outstanding common stock of Enterasys for approximately $43.7 million;

  . up to 4.25% (inclusive of the 0.75% discussed above) of the fully diluted outstanding common stock of Riverstone for approximately $49.0 million;

  . up to 4.25% (inclusive of the 0.75% discussed above) of the fully diluted outstanding common stock of Aprisma for approximately $22.7 million; and

  . up to 4.25% (inclusive of the 0.75% discussed above) of the fully diluted outstanding common stock of GNTS for approximately $16.7 million.

  The percentages and exercise prices outlined above are subject to change upon the occurrence of events described in detail in the instruments granting these securities, which have been filed as exhibits to the Company's annual report on Form 10-K for fiscal 2001 (the "Silver Lake Exhibits"). In addition to the forgoing securities, the Company has agreed to issue to the Strategic Investors additional warrants upon the occurrence of certain events relating to the operating subsidiaries, including the sale of an operating subsidiary or the failure of an operating subsidiary to consummate an IPO. In addition, the Company has agreed to cause each of the four operating subsidiaries to issue additional rights to purchase shares of its common stock upon the occurrence of certain events. The terms and rights of each security listed above are described in full in the Silver Lake Exhibits.

 Transactions Since the Original Investment

  Since the August 29, 2000 investment by the Strategic Investors, Riverstone has completed an IPO of its common shares, in which Riverstone issued 10,000,000 of its common shares to public shareholders for net proceeds of approximately $108.8 million. In connection with the Riverstone IPO the Strategic Investors exercised their Riverstone common stock purchase rights and purchased 5,401,970 shares of Riverstone common stock for approximately $46.6 million. The strategic investors also received warrants to purchase 104,167 shares of Riverstone common stock for $12.00 per share, the initial public offering price. On August 6, 2001, the Company distributed its shares of Riverstone common stock to its stockholders. In connection with this distribution, Riverstone issued to the strategic investors replacement warrants for the purchase of Riverstone common stock, and the exercise price per share of the Series A Parent warrants was reduced to $28.424 and the exercise price per share of the Series B Parent warrants was reduced to $22.108.

  In connection with the distribution of its shares of Riverstone common stock to the Company's stockholders and the merger of Enterasys into Cabletron, the Company agreed with the Strategic Investors that the distribution of the Company's shares of Riverstone common stock would be deemed to have occurred prior to the merger of Enterasys into Cabletron. Also, the Company agreed with the Strategic Investors that, pursuant to the terms of the agreement with the Strategic Investors, the Company would issue warrants to purchase 7,400,000 shares of its common stock for an aggregate exercise price of $45,880,000 as replacements for the Strategic Investors' rights to purchase common stock of Enterasys, in accordance with the terms of the agreement with the Strategic Investors.

Indebtedness of Management

  On August 23, 1999, the Company entered into a promissory note with Mr. Fiallo in the amount of $100,000. The loan becomes due and payable in full on June 1, 2002. The principal amount becomes due and payable earlier if Mr. Fiallo's employment with the Company is terminated by Mr. Fiallo or by the Company for cause, Mr. Fiallo commits any criminal offense, becomes disabled for more than six months in any twenty four consecutive months or dies. As of March 3, 2001, the remaining principal balance on the loan was $100,000.

  On January 1, 2000, the Company entered into promissory notes with each of Messrs. Fiallo, Humphreys and Jaeger, each for the principal amount of $125,000. The Company entered into a similar promissory note with Mr. Kirkpatrick on June 15, 2000. Subject to the forgiveness provisions discussed below, the principal amount of these notes is payable (i) in full two years from the date the note was entered into for Messrs. Fiallo, Humphreys and Jaeger and on February 28, 2002 for Mr. Kirkpatrick and (ii) with the net proceeds of any sale by Messrs. Fiallo, Humphreys, Jaeger or Kirkpatrick respectively, of shares of Common Stock during the two-year period following the date of the note for Messrs. Fiallo, Humphreys and Jaeger and during the period from the date of the note until February 28, 2002 for Mr. Kirkpatrick, which net proceeds will be applied against any unpaid principal. If Messrs. Fiallo, Humphreys or Jaeger, as applicable, maintain continuous employment with the Company through the one year anniversary of the issuance of the note, and Mr. Kirkpatrick maintains continuous employment with the Company through February 28, 2001, the Company will forgive 25% of the total loan to the applicable executive or the remaining unpaid principal, whichever is less. If Messrs. Fiallo, Humphreys or Jaeger, as applicable, maintain continuous employment with the Company through the two year anniversary of the issuance of the note, and Mr. Kirpatrick maintains continuous employment with the Company through February 28, 2002, the Company will forgive the remaining 75% of the total loan to the applicable executive or the remaining unpaid principal, whichever is less. If the Company terminates Messrs. Fiallo, Humphreys, Jaeger or Kirkpatrick without cause, the note requires that the entire remaining principal balance be forgiven. Any loan amounts forgiven by the Company will be reported as taxable wages in the year the loan was forgiven. As of March 3, 2001, the remaining principal balance on the loans to each of Messrs. Fiallo, Jaeger and Kirkpatrick was $93,750. Upon the change of his employment status, in accordance with the terms of the note, the Company agreed to forgive the entire balance of Mr. Humphreys' note. On August 6, 2001, the Company forgave the balance of the notes issued by Messrs. Fiallo, Jaeger and Kirkpatrick.

  On April 12, 2000, the Company entered into promissory notes with Messrs. Patel and Pereira in the principal amounts of $385,000 and $400,000, respectively, to be applied to the payment of taxes owed by Messrs. Patel and Pereira relating to the Company's shares received by each of them as part of the Company's acquisition of Yago Systems in 1998. The notes bear interest at an annual rate of 6.46% and are due in full on April 12, 2002. If Mr. Patel or Pereira, as applicable, sell shares of the Company's Common Stock during the two-year period following the date of the note, Mr. Patel or Mr. Pereira, as applicable, must apply the net proceeds of the sale against any unpaid principal balance. As of March 3, 2001, the remaining principal balance on the note from Mr. Patel was $406,969, and the remaining principal balance on the note from Mr. Pereira was $422,825.

  On June 1, 2000, the Company entered into a promissory note with Mr. Kirkpatrick for the principal amount of $200,000. The principal amount is payable in full on June 1, 2002 and bears interest at a rate of 8% per year. As of March 3, 2001, the remaining principal balance on the note was $210,667.

  On September 20, 2001, GNTS, entered into a promissory note with Mr. Humphreys in the principal amount of $200,000. The note provides that the principal amount is payable in full on September 20, 2003 and bears interest at the rate of 6.5% per year. In connection with the change of his employment status, the Company has agreed to forgive the remaining principal balance on the note, provided that Mr. Humphreys complies with the terms and conditions of the severance agreement between the Company and Mr. Humphreys.

  During fiscal 2001, each of these officers sold shares of the Company's common stock. The Company has to date waived compliance with the repayment provisions of these notes in connection with these sales.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be received by the Company no later than May 9, 2002 in order to be considered by the Company's management to be included in the next annual proxy statement and related proxy materials.

  If a stockholder wishing to present a proposal at the 2002 Annual Meeting of Stockholders (without regard to whether it will be included in the proxy materials for that meeting) fails to notify the Company by May 9, 2002, the proxies received by management for the meeting will confer discretionary authority to vote on any stockholder proposals properly presented at that meeting.

                           SECTION 16(a) BENEFICIAL
                        OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding Common Stock, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with all copies of Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for those persons, the Company believes that during the fiscal year ended March 3, 2001, all filing requirements were timely satisfied, except that the filing of one Form 3 for each of Mr. Davidson and Mr. Patel, one Form 4 for Mr. Benson, one Form 4 for Mr. Duncan, three Forms 4 for Mr. Fiallo, three Forms 4 for Mr. Jaeger, three Forms 4 for Mr. Kirkpatrick, three Forms 4 for Mr. Patel, three Forms 4 for Mr. Periera, three Forms 4 for Mr. Skubisz, three Forms 4 for Mr. Humphreys, and one Form 5 for each of Messrs. Duncan, Fiallo, Jaeger, Kirkpatrick, Myerow, Skubisz and Humphreys were not timely filed.

                      WHERE YOU CAN FIND MORE INFORMATION

  The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that the Company files at the SEC's public reference rooms at the following locations:

  .  Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.
     20549;

  . The SEC's Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048;

  . The SEC's Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

  In addition, stockholders may inspect material information concerning the Company at the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, New York 10005.

  The SEC allows the Company to "incorporate by reference" information into this document, which means that the Company can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. The Company's Annual Report on Form 10-K for the fiscal year ended March 3, 2001, as amended, (which Annual Report and amendment accompanies this Proxy Statement) was previously filed by the Company and is incorporated by reference in this Proxy Statement.

  The Company also incorporates by reference any documents that it may file with the SEC between the time this Proxy Statement is sent to stockholders and the date of the Meeting.

  The Company may have sent to you some of the documents incorporated by reference, but you can obtain any of them through the Company, the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from the Company without charge, including exhibits. Stockholders may obtain documents incorporated by reference into this document by requesting them in writing or by telephone at the following address and telephone number:

                           Enterasys Networks, Inc.
                               35 Industrial Way
                        Rochester, New Hampshire 03867
                                (603) 337-1248
                         Attention: Investor Relations

  If you would like to request documents from the Company, please do so promptly in order to receive timely delivery of such documents prior to the Meeting.

  You should rely on the information contained or incorporated by reference in this document to vote your shares at the Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated September 11, 2001. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

                                OTHER BUSINESS

  The Board of Directors knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable.

                                 DIRECTIONS TO
         THE SHERATON HARBORSIDE PORTSMOUTH HOTEL & CONFERENCE CENTER

  INTERSTATE 95 (NORTH) take Exit 7 to "Portsmouth/Newington." Turn right on Market Street after approximately 2/10 of a mile. Continue on Market Street for approximately 8/10 of a mile.

  INTERSTATE 95 (SOUTH) take Exit 7 to "Portsmouth/Newington." Turn left on Market Street after approximately 2/10 of a mile. Continue on Market Street for approximately 9/10 of a mile.

                                                                     Appendix A

                        Charter of the Audit Committee
                                    of the
                              Board of Directors
                                      of
                           Enterasys Networks, Inc.

  I. Composition of the Audit Committee. The Audit Committee shall consist of not less than three members appointed by the Board of Directors, provided that if, as of the date of adoption of this Audit Committee Charter by the Board of Directors, the Audit Committee has fewer than three members, the Board shall appoint the requisite number of qualified members no later than June 14, 2001. The members of the Audit Committee shall satisfy the independence and experience requirements of the New York Stock Exchange as such requirements are interpreted by the Board of Directors in its business judgment.

  II. Responsibilities of the Audit Committee. The responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities with respect to:

    1. The Board's oversight of the Company's accounting and financial reporting principles and policies and internal audit controls and procedures;

    2. The Board's oversight of the Company's financial statements and independent audit thereof;

    3. Selecting, evaluating and, where deemed appropriate, replacing the outside auditors; and

    4. Evaluating the independence of the outside auditors.

  The function of the Audit Committee is oversight. While the Audit Committee has the responsibilities set forth in this charter, it is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the outside auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the outside auditor or to assure compliance with laws, regulations or any internal rules of the Company. The outside auditors for the Company are ultimately accountable to the Board (as assisted by the Committee). The Board, with the assistance of the Committee, has the ultimate authority and responsibility to select, evaluate and, where deemed appropriate, replace the outside auditors (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement). Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board).

  III. Duties and Proceedings of the Audit Committee. The Audit Committee shall assist the Board of Directors in fulfilling its oversight responsibilities by:

  . reviewing and discussing with management, the internal audit group and the outside auditors the quarterly and annual financial statements of the Company, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

  . reviewing the Company's system of internal control and its financial and accounting practices;

  . overseeing the internal and external audit process, including planning for, and the scope, staffing and implementation of the annual audit and of the results of the annual audit process and reviewing the fees charged by such outside auditors for audit and non-audit services;

  . evaluating and recommending the selection of, and, where deemed appropriate, the replacement of the outside auditors;

  . ensuring that the outside auditors submit on a periodic basis to the Audit Committee a formal written report regarding the auditor's independence, including a delineation of all relationships between the auditor and the Company, addressing at least the matters set forth in Independence Standards Board Standard No. 1, discussing with the outside auditor any disclosed relationships or services that may impact the objectivity and independence of the outside auditor, and if so determined by the Audit Committee, recommending that the Board of Directors take appropriate action to satisfy itself of the independence of the auditor;

  . preparing a report for inclusion in the Company's annual proxy statement that describes the Audit Committee's composition and responsibilities and how they were discharged;

  . reviewing and reassessing the adequacy of this charter annually and submitting it to the Board of Directors for approval; and

  . reviewing such other matters that the Board of Directors or the Audit Committee shall deem appropriate.

  IV. Meetings of the Audit Committee. The Audit Committee shall hold regularly scheduled meetings and such special meetings as circumstances dictate. It shall meet separately at least annually with management and the outside auditors to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately. The Audit Committee shall report regularly to the Board of Directors. The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee.

                           ENTERASYS NETWORKS, INC.

             Proxy for the Meeting of Stockholders October 9, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned herby appoints Robert J. Gagalis and Gerald M. Haines II attorneys and proxies, with full power of substitution and re-substitution, to represent and to vote at the Annual Meeting of Stockholders of Enterasys Networks, Inc. (the "Company") to be held at Sheraton Harborside Portsmouth, 250 Market Street, Portsmouth, NH 03801, on October 9, 2001 at 10:00 a.m., and at any and all adjourned sessions thereof, all shares of Common & Preferred Stock of the Company which the undersigned could vote if present, in such manner as the proxy determines on any matters which may properly come before the meeting and to vote on the following, as specified below, on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR. THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF THE NOMINEES.

--------------------------------------------------------------------------------
  PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

_____________________________________   ________________________________________
_____________________________________   ________________________________________
_____________________________________   ________________________________________

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

-------------------------                                                             For All        With-     For All
  ENTERASYS NETWORKS        1. Election of Directors                                  Nominees       hold      Except
-------------------------
                               (01) Craig R. Benson                                      [_]          [_]        [_]
                               (02) James E. Riddle
                               (03) Christine A. Varney

CONTROL NUMBER:                     NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except"
RECORD DATE SHARES:                 box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

                                    Mark box at right if an address change or comment has been                   [_]
                                    noted on the reverse side of this card.

                                                       ---------------------
Please be sure to sign and date this Proxy.            Date
----------------------------------------------------------------------------


----------------Stockholder sign here------------------Co-owner sign here---

DETACH CARD                                                                                                        DETACH CARD

-----------------                                                     ----------------
Vote by Telephone                                                     Vote by internet
-----------------                                                     ----------------
It's fast, convenient and immediate!                                  It's fast, convenient and your vote is immediately
Call Toll-Free on a Touch Tone Phone                                  confirmed and posted.

Follow these four easy steps:                                         Follow these four easy steps:
---------------------------------------------------------------       ------------------------------------------------------------
1. Read the accompanying Proxy Statement/Prospectus and               1.   Read the accompanying Proxy Statement/Prospectus and
   Proxy Card.                                                             Proxy Card.

2. Call the toll-free number                                          2.   Go to the Website
   1-877-PRX-VOTE (1-877-779-8683). For shareholders                       http://www.eproxyvote.com/ets
   residing outside the United States call collect on a
   touch-tone phone 1-201-536-8073.                                   3.   Enter your Control Number located on your Proxy Card.
   There is NO CHARGE for this call.
                                                                      4.   Follow the instructions provided.
3. Enter your Control Number located on your Proxy Card.

4. Follow the recorded instructions.
---------------------------------------------------------------       ------------------------------------------------------------
Your vote is important!                                               Your vote is important!
Call 1-877-PRX-VOTE anytime!                                          Go to http://www.eproxyvote.com/ets anytime!

      Please register your vote by 5:00 p.m. on October 8, 2001 or sooner

   Do not return your Proxy Card if you are voting by Telephone or Internet